Exhibit 16
                        LETTERHEAD OF CLYDE BAILEY, P.C.


November 12, 2001


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Genesis Capital Corporation of Nevada

Dear Sir/Madam:

Pursuant to the request of the above referenced Company, we affirm that:

(1) We have read the Company's response to Item 4 of Form 8K; and

(2) We agree with the response.

Sincerely,

/s/ Clyde Bailey, P.C.

Clyde Bailey, P.C.